Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Computer Software Innovations, Inc. on Post-Effective Amendment No. 4 to Form SB-2 of (1) our report, dated March 14, 2007, related to the consolidated financial statements of the Company as of and for the years ended December 31, 2006 and 2005; and (2) our report, dated March 20, 2007 related to the financial statements of McAleer Computer Associates, Inc. as of and for the years ended December 31, 2006 and 2005; all of which are appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Elliott Davis, LLC
Elliott Davis, LLC Greenville, South Carolina May 14, 2007